Exhibit 99.1

20 Trafalgar Square Nashua, NH 03063 Phone: +1 603.883.5200 Fax: +1 603.595.6993 www.gtat.com

GT Advanced Technologies Completes Restructuring with Streamlining of Operations and New Functional Structure

Nashua, N.H.—January 10, 2013—GT Advanced Technologies (NASDAQ: GTAT) today announced that it is transitioning to a functional organizational structure from its prior business unit organization as it continues to streamline operations and position the company for growth once the markets it serves start to recover.

Under the new structure, sales, service and worldwide operations will be centralized under the leadership of Dan Squiller, who will continue to report to president and CEO Tom Gutierrez. Dave Keck, formerly general manager, polysilicon and photovoltaic equipment, will lead the company’s sales and service across all businesses, reporting to Squiller. Jeff Ford, vice president of DSS business development, will continue to have responsibility for GT’s DSS business, leveraging his extensive industry knowledge and experience to ensure that GT continues to support its DSS customer base as the company transitions to next generation PV technologies.

The company’s R&D initiatives in next generation solar, Hyperion ion implant exfoliation and sapphire will be managed under Vikram Singh, executive vice president, Advanced Systems Development. In addition Dr. Singh remains responsible for all central engineering support services as well as business development  and  product management for the Hyperion and next generation solar platforms. Dr. P.S. Raghavan, chief technology officer, will be continue to lead technology development for silicon carbide (SiC) and gallium nitride (GaN) applications. As a result of the functional realignment, the business unit general manager positions have been eliminated and Cheryl Diuguid, formerly general manager of the sapphire business, has left the company.

As previously indicated, the company is scaling back its M&A program in 2013. As such, the role of chief strategy and new business officer is being eliminated and David Gray, Ph.D. will be leaving the company effective January 25, 2013. CEO Tom Gutierrez will drive the company’s strategic development initiatives.

“The new functional structure reflects GT’s continued efforts to streamline our operations and align our business with current market and business conditions,” said Gutierrez. “It further minimizes duplication of resources and provides us with a very efficient platform to grow from in 2013. We are grateful to Cheryl Diuguid and Dave Gray for the significant contributions they have  made in their tenure with GT and we wish them the best.”

As part of the reorganization of resources, the company is shifting final development and beta build activities for its HiCzTM product to its Merrimack, NH facility and will be idling its HiCz® materials pilot manufacturing facility in St. Louis, MO. As a result, the company will layoff approximately 35 employees in St. Louis. These employees will be provided severance pay, health and dental benefits and outplacement services.

GT remains committed to the commercialization of the HiCz™ platform, a next generation PV furnace that will produce N-type silicon wafers to help make more efficient solar cells, and improve the economics for PV manufacturers by lowering the cost per watt of solar energy. The company expects to be ready to offer the HiCz product by mid-2013, but given current market conditions in the PV industry, orders for the new generation systems may not occur until 2014 when the industry begins to recover. Several HiCz pullers are already installed and operating in the Merrimack facility where most of the HiCz R&D team is based.

The company is seeking a strategic partner to purchase the St. Louis operation. The 67,000 square foot leased facility currently has HiCz tools installed, representing a capacity of 50MW/~250MT output/~12.5M wafers per year.  The facility is designed to support twice as many tools as currently installed.

The company estimates that the idling of the St. Louis facility will reduce its annualized expenses by approximately $15 million, excluding restructuring charges. The savings related to this action were anticipated and reflected in the CY13 guidance range provided by the company on December 18, 2012.  In addition, the company expects to incur restructuring and non-cash asset impairment charges in Q4 2012 and in 2013 related to this action. The company is evaluating the timing and amounts of the charges and expects to provide further details on these charges when it reports CY2012 earnings results in February 2013.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a diversified technology company with innovative crystal growth equipment and solutions for the global solar, LED and electronics industries. Our products accelerate the adoption of new advanced materials that improve performance and lower the cost of manufacturing. For additional information about GT Advanced Technologies, please visit www.gtat.com.

Contacts:

Media	Investors/Analysts
Jeff Nestel-Patt	Ryan Blair
jeff.nestelpatt@gtat.com	ryan.blair@gtat.com
603-204-2883	603-681-3869

Forward-Looking Statements

Certain of the information in this press release relate to the Company’s future expectations, plans and prospects for its business and industry that constitute “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to:  the Company is positioning itself for growth as the markets it serves start to recover; the Company is scaling back it M&A program in 2013; the Company’s new functional structure further minimizes duplication of resources and provides the Company with a very efficient platform to grow from in 2013;  the HiCz™ platform will produce N-type silicon wafers to help make more efficient solar cells, and improve the economics for PV manufacturers by lowering the cost per watt of solar energy; the Company expects to be ready to offer the HiCz product by mid-2013 (but given current market conditions in the PV industry, orders for the new generation systems may not occur until 2014 when the industry begins to recover); The company estimates that the idling of the St. Louis facility will reduce the Company’s annualized expenses by approximately $15 million, excluding restructuring charges; the CY13 guidance range previously provided by the company on December 18, 2013; and the Company expects to incur restructuring and non-cash asset impairment charges in Q4 2012 and in 2013 related to the idling of the St. Louis facility. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar and sapphire equipment, general economic conditions and the tightening credit market having an adverse impact on demand for the Company’s products, the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2012. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.’s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.